Exhibit 99.1

The following interim unaudited condensed consolidated financial information and Management’s Discussion and Analysis of Financial Condition and Results of Operations of Kraft Foods Group, Inc. (“Kraft Foods”) are being filed as an exhibit to this Current Report on Form 8-K by The Kraft Heinz Company. On July 2, 2015, pursuant to the Agreement and Plan of Merger, dated as of March 24, 2015, among Kraft Foods, H.J. Heinz Holding Corporation (“Heinz”), Kite Merger Sub Corp. (“Merger Sub I”), a wholly owned subsidiary of Heinz, and Kite Merger Sub LLC, a direct wholly owned subsidiary of Heinz, Merger Sub I merged with and into Kraft Foods, with Kraft Foods surviving as a wholly owned subsidiary of Heinz. At the closing of the merger, Heinz was renamed “The Kraft Heinz Company.” Kraft Foods filed a notification of removal from listing on Form 25-NSE with the Securities and Exchange Commission (“SEC”) on July 2, 2015 with respect to the delisting of shares of Kraft Foods common stock and the deregistration of shares of Kraft Foods common stock under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”). On July 13, 2015, Kraft Foods filed a certification on Form 15 with the SEC, requesting the deregistration of shares of its common stock and suspending its reporting obligations under Sections 13 and 15(d) of the Exchange Act. In this report, “Kraft Foods Group,” “we,” “us,” and “our” refers to Kraft Foods. "The Kraft Heinz Company" refers to The Kraft Heinz Company.

i

Kraft Foods Group, Inc.
Condensed Consolidated Statements of Earnings
(in millions of U.S. dollars, except per share data)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net revenues	$4,515	$4,747	$8,867	$9,109
Cost of sales	2,972	3,226	5,991	6,028
Gross profit	1,543	1,521	2,876	3,081
Selling, general and administrative expenses	620	647	1,213	1,305
Asset impairment and exit costs	—	—	—	(2)
Operating income	923	874	1,663	1,778
Interest and other expense, net	124	133	231	249
Earnings before income taxes	799	741	1,432	1,529
Provision for income taxes	248	259	452	534
Net earnings	$551	$482	$980	$995
Per share data:
Basic earnings per share	$0.93	$0.81	$1.66	$1.67
Diluted earnings per share	$0.92	$0.80	$1.64	$1.65
Dividends declared	$0.55	$0.525	$1.10	$1.05
See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.
Condensed Consolidated Statements of Comprehensive Earnings
(in millions of U.S. dollars)
(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
Net earnings	$551	$482	$980	$995
Other comprehensive earnings / (losses):
Currency translation adjustment	14	45	(50)	7
Postemployment benefits:
Amortization of prior service credits and other amounts reclassified from accumulated other comprehensive losses	(7)	(6)	(13)	(12)
Tax benefit	3	3	5	5
Derivatives accounted for as hedges:
Net derivative (losses) / gains	(14)	(21)	42	32
Amounts reclassified from accumulated other comprehensive losses	19	10	(44)	(6)
Tax (expense) / benefit	(3)	4	—	(10)
Total other comprehensive earnings / (losses)	12	35	(60)	16
Comprehensive earnings	$563	$517	$920	$1,011
See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.
Condensed Consolidated Balance Sheets
(in millions of U.S. dollars)
(Unaudited)

	June 27, 2015	December 27, 2014
ASSETS
Cash and cash equivalents	$408	$1,293
Receivables (net of allowances of $21 in 2015 and 2014)	1,223	1,080
Inventories	1,703	1,775
Deferred income taxes	372	384
Other current assets	195	259
Total current assets	3,901	4,791
Property, plant and equipment, net	4,220	4,192
Goodwill	11,338	11,404
Intangible assets, net	2,238	2,234
Other assets	377	326
TOTAL ASSETS	$22,074	$22,947
LIABILITIES
Short-term debt	$150	$—
Current portion of long-term debt	6	1,405
Accounts payable	1,441	1,537
Accrued marketing	529	511
Accrued employment costs	150	163
Dividends payable	327	324
Accrued postretirement health care costs	191	192
Other current liabilities	721	641
Total current liabilities	3,515	4,773
Long-term debt	8,625	8,627
Deferred income taxes	258	340
Accrued pension costs	1,099	1,105
Accrued postretirement health care costs	3,354	3,399
Other liabilities	345	338
TOTAL LIABILITIES	17,196	18,582
Commitments and Contingencies (Note 10)
EQUITY
Common stock, no par value (5,000,000,000 shares authorized; 607,029,691 shares issued at June 27, 2015 and 601,402,816 at December 27, 2014)	—	—
Additional paid-in capital	4,942	4,678
Retained earnings	1,370	1,045
Accumulated other comprehensive losses	(622)	(562)
Treasury stock, at cost	(812)	(796)
TOTAL EQUITY	4,878	4,365
TOTAL LIABILITIES AND EQUITY	$22,074	$22,947
See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.
Condensed Consolidated Statements of Equity
(in millions of U.S. dollars, except per share data)
(Unaudited)

	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Losses	Treasury Stock	Total Equity
Balance at December 28, 2013	$—	$4,434	$1,281	$(499)	$(29)	$5,187
Comprehensive earnings / (losses):
Net earnings	—	—	1,043	—	—	1,043
Other comprehensive losses, net of income taxes	—	—	—	(63)	—	(63)
Exercise of stock options, issuance of other stock awards, and other	—	244	—	—	(21)	223
Repurchase of common stock under share repurchase program	—	—	—	—	(746)	(746)
Dividends declared ($2.15 per share)	—	—	(1,279)	—	—	(1,279)
Balance at December 27, 2014	$—	$4,678	$1,045	$(562)	$(796)	$4,365
Comprehensive earnings / (losses):
Net earnings	—	—	980	—	—	980
Other comprehensive losses, net of income taxes	—	—	—	(60)	—	(60)
Exercise of stock options, issuance of other stock awards, and other	—	264	—	—	(15)	249
Repurchase of common stock under share repurchase program	—	—	—	—	(1)	(1)
Dividends declared ($1.10 per share)	—	—	(655)	—	—	(655)
Balance at June 27, 2015	$—	$4,942	$1,370	$(622)	$(812)	$4,878
See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions of U.S. dollars)
(Unaudited)

	For the Six Months Ended
	June 27, 2015	June 28, 2014
CASH PROVIDED BY / (USED IN) OPERATING ACTIVITIES
Net earnings	$980	$995
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	188	191
Stock-based compensation expense	36	52
Deferred income tax provision	(52)	38
Market-based impacts to postemployment benefit plans	77	(49)
Other non-cash expense, net	18	31
Change in assets and liabilities:
Receivables, net	(142)	(151)
Inventories	(8)	(349)
Accounts payable	(90)	44
Other current assets	19	2
Other current liabilities	98	(98)
Change in pension and postretirement assets and liabilities, net	(66)	(66)
Net cash provided by operating activities	1,058	640
CASH (USED IN) / PROVIDED BY INVESTING ACTIVITIES
Capital expenditures	(256)	(186)
Other investing activities	22	—
Net cash used in investing activities	(234)	(186)
CASH (USED IN) / PROVIDED BY FINANCING ACTIVITIES
Dividends paid	(651)	(628)
Short-term borrowings, net	150	—
Repayment of long-term debt	(1,403)	(2)
Repurchase of common stock under share repurchase program	(7)	(236)
Proceeds from stock option exercises	178	78
Other financing activities	38	19
Net cash used in financing activities	(1,695)	(769)
Effect of exchange rate changes on cash and cash equivalents	(14)	(1)
Cash and cash equivalents:
Decrease	(885)	(316)
Balance at beginning of period	1,293	1,686
Balance at end of period	$408	$1,370
See accompanying notes to the condensed consolidated financial statements.

Kraft Foods Group, Inc.
Notes to Condensed Consolidated Financial Statements
(Unaudited)
Note 1.  Background and Basis of Presentation
Our interim condensed consolidated financial statements are unaudited. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted. In management’s opinion, these interim financial statements include all adjustments (consisting only of normal recurring adjustments) and accruals necessary to present fairly our results for the periods presented.
The condensed consolidated balance sheet data at December 27, 2014 was derived from audited financial statements, but does not include all disclosures required by U.S. GAAP. You should read these statements in conjunction with our audited consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 27, 2014.
On March 24, 2015, we entered into an Agreement and Plan of Merger (the “merger agreement”) with H.J. Heinz Holding Corporation, a Delaware corporation (“Heinz”), Kite Merger Sub Corp., a Virginia corporation and a direct wholly owned subsidiary of Heinz (“Merger Sub I”) and Kite Merger Sub LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Heinz (“Merger Sub II”). Pursuant to the terms of the merger agreement, in a series of transactions, Kraft merged with and into a subsidiary of Heinz. The merger was effective on July 2, 2015. At the effective time of the merger, H.J. Heinz Holding Corporation was renamed “The Kraft Heinz Company”. See Note 15, The Merger with Heinz, for additional information on the merger agreement and the merger.
New Accounting Pronouncements:
In April 2014, the Financial Accounting Standards Board (the "FASB") issued an accounting standard update ("ASU") that modified the criteria for reporting the disposal of a component of an entity as discontinued operations. In addition, the ASU requires additional disclosures about discontinued operations. In 2015 and thereafter, the ASU is effective for all disposals of components of an entity. The adoption of this guidance did not have an impact on our financial statements and related disclosures.
In May 2014, the FASB issued an ASU that supersedes existing revenue recognition guidance. Under the new ASU, an entity will apply a principles-based five step model to recognize revenue upon the transfer of promised goods or services to customers and in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. The ASU will be effective beginning in the first quarter of our fiscal year 2018. We are currently evaluating the impact that this ASU will have on our financial statements and related disclosures.
Note 2.  Inventories
Inventories at June 27, 2015 and December 27, 2014 were:

	June 27, 2015	December 27, 2014
	(in millions)
Raw materials	$482	$481
Work in process	264	296
Finished product	957	998
Inventories	$1,703	$1,775

Note 3.  Property, Plant and Equipment
Property, plant and equipment at June 27, 2015 and December 27, 2014 were:

	June 27, 2015	December 27, 2014
	(in millions)
Land	$79	$79
Buildings and improvements	1,907	1,881
Machinery and equipment	5,649	5,619
Construction in progress	573	464
	8,208	8,043
Accumulated depreciation	(3,988)	(3,851)
Property, plant and equipment, net	$4,220	$4,192
Note 4.  Goodwill and Intangible Assets
During the second quarter of 2015, we began to report under a new segment structure, see Note 14, Segment Reporting, for additional information. Goodwill by reportable segment at June 27, 2015 and December 27, 2014 was:

	June 27, 2015	December 27, 2014
	(in millions)
Cheese	$3,000	$3,000
Beverages & Snack Nuts	2,460	2,460
Refrigerated Meals	985	985
Meal Solutions	3,046	3,046
International	1,002	1,061
Other Businesses	845	852
Goodwill	$11,338	$11,404
The change in goodwill during the six months ended June 27, 2015 of $66 million reflected the impact of foreign currency.
Intangible assets consist primarily of indefinite-lived trademarks. Amortizing intangible assets were insignificant in both periods presented.
We test goodwill and indefinite-lived intangible assets for impairment at least annually in the fourth quarter or when a triggering event occurs. During our annual 2014 indefinite-lived intangible asset impairment test, we noted that a $958 million trademark and a $261 million trademark within Meal Solutions had excess fair values over their carrying values of less than 20%. No events occurred during the six months ended June 27, 2015 that indicated it was more likely than not that either our goodwill or indefinite-lived intangible assets were impaired.

Note 5.  Cost Savings Initiatives

Cost savings initiatives are related to reorganization activities including severance, asset disposals, and other activities.
Cost Savings Initiatives Expenses:
We recorded expenses related to our cost savings initiatives in the condensed consolidated financial statements as follows:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Asset impairment and exit costs	$—	$—	$—	$(2)
Cost of sales	29	18	65	25
Selling, general and administrative expenses	27	3	29	12
	$56	$21	$94	$35
Cost Savings Initiatives Expenses by Segment:
Cost savings initiatives expenses are not included in the results of our reportable segments for management or segment reporting. See Note 14, Segment Reporting, for additional information. However, the following table summarizes the total cost savings initiatives expenses related to our reportable segments during the three and six months ended June 27, 2015 and June 28, 2014:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Cheese	$4	$3	$5	$7
Beverages & Snack Nuts	6	11	7	10
Refrigerated Meals	12	4	22	6
Meal Solutions	26	4	48	8
International	3	1	6	1
Other Businesses	5	1	6	1
Corporate expenses	—	(3)	—	2
Total	$56	$21	$94	$35
Note 6.  Capital Stock
There were 5.0 billion shares of common stock and 500 million shares of preferred stock authorized at June 27, 2015.
Shares of common stock issued, in treasury and outstanding were:

	Shares Issued	Treasury Shares	Shares Outstanding
Balance at December 27, 2014	601,402,816	(14,070,872)	587,331,944
Shares of common stock repurchased	—	(20,000)	(20,000)
Exercise of stock options, issuance of other stock awards and other	5,626,875	(205,567)	5,421,308
Balance at June 27, 2015	607,029,691	(14,296,439)	592,733,252

There were no preferred shares issued or outstanding at June 27, 2015 or December 27, 2014.
On December 17, 2013, our Board of Directors authorized a $3.0 billion share repurchase program with no expiration date. Under the share repurchase program, we are authorized to repurchase shares of our common stock in the open market or in privately negotiated transactions. The timing and amount of share repurchases are subject to management's evaluation of market conditions, applicable legal requirements, and other factors. We are not obligated to repurchase any shares of our common stock and may suspend the program at our discretion. We suspended purchases under the program on March 24, 2015 pursuant to terms of the merger agreement. In the three months ended June 27, 2015, we did not repurchase any shares under this program. At June 27, 2015, we had repurchased approximately 13.1 million shares in the aggregate for approximately $747 million under this program since its inception.
On June 22, 2015, our Board of Directors declared a cash dividend of $0.55 per share of common stock provided that the company’s merger with Heinz did not close on or before July 27, 2015. In connection with this dividend, we recorded $327 million of dividends payable as of June 27, 2015. As the merger closed on July 2, 2015, this dividend will not be paid by Kraft Foods. On July 2, 2015, The Kraft Heinz Company announced that it would pay a cash dividend of $0.55 per share on July 31, 2015 to all stockholders of record at the close of business on July 27, 2015.
Note 7.  Stock Plans
Stock Options:
In February 2015, as part of our equity compensation program, we granted 2.0 million stock options to eligible employees with an exercise price of $63.78 per share. During the six months ended June 27, 2015, we also granted an additional 0.2 million stock options to eligible employees with a weighted average exercise price of $64.61 per share. During the six months ended June 27, 2015, 5.0 million stock options were exercised with a total intrinsic value of $242 million.
Restricted Stock, RSUs, and Performance Shares:
In aggregate, we granted 1.3 million restricted stock units ("RSUs") and performance based long-term incentive awards ("Performance Shares") during the six months ended June 27, 2015 with a weighted average grant date fair value per share of $78.47.

•	In February 2015, as part of our equity compensation program, we granted 0.4 million RSUs with a grant date fair value of $63.78 per share.

•
In May 2015, as part of our equity compensation program, we granted 0.8 million Performance Shares with a grant date fair value of $88.14 per share. These awards measure performance over a multi-year period, during which the employee may earn shares based on internal financial metrics and the performance of our stock relative to a defined peer group. We measured the grant date fair value using the Monte Carlo simulation model, which assists in estimating the probability of achieving the market conditions stipulated in the award grant.

•	During the six months ended June 27, 2015, we also granted 0.1 million off-cycle RSUs with a weighted average grant date fair value per share of $68.12.
During the six months ended June 27, 2015, 0.9 million shares of restricted stock, RSUs, and Performance Shares vested with an aggregate fair value of $60 million.

Note 8.  Postemployment Benefit Plans
Pension Plans
Components of Net Pension Cost / (Benefit):
Net pension cost / (benefit) consisted of the following for the three and six months ended June 27, 2015 and June 28, 2014:

	U.S. Plans		Non-U.S. Plans
	For the Three Months Ended		For the Three Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Service cost	$24	$20	$3	$3
Interest cost	72	72	12	14
Expected return on plan assets	(84)	(80)	(15)	(15)
Actuarial (gains) / losses	(5)	10	(1)	(11)
Amortization of prior service costs	1	1	—	—
Net pension cost / (benefit)	$8	$23	$(1)	$(9)

	U.S. Plans		Non-U.S. Plans
	For the Six Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Service cost	$48	$41	$7	$7
Interest cost	143	144	24	28
Expected return on plan assets	(168)	(161)	(30)	(30)
Actuarial losses / (gains)	35	(22)	—	(17)
Amortization of prior service costs	3	2	—	—
Net pension cost / (benefit)	$61	$4	$1	$(12)
We remeasure all of our postemployment benefit plans at least annually at the end of our fiscal year. As a result of the December 27, 2014 remeasurement, we capitalized an aggregate expense of $41 million from market-based impacts related to our pension plans into inventory consistent with our capitalization policy. The entire expense previously capitalized was recognized in cost of sales and is included in actuarial losses / (gains) in the table above for the six months ended June 27, 2015.
As a result of the December 28, 2013 remeasurement, we capitalized an aggregate benefit of $34 million from market-based impacts related to our pension plans into inventory. The entire benefit previously capitalized was recognized in cost of sales and is included in actuarial losses / (gains) in the table above for the six months ended June 28, 2014.
Employer Contributions:
During the six months ended June 27, 2015, we contributed $13 million to our U.S. pension plans and $12 million to our non-U.S. pension plans.

Postretirement Benefit Plans

Components of Net Postretirement Health Care Cost:
Net postretirement health care cost consisted of the following for the three and six months ended June 27, 2015 and June 28, 2014:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Service cost	$7	$6	$14	$13
Interest cost	36	37	73	74
Actuarial (gains) / losses	(27)	(32)	—	(52)
Amortization of prior service credits	(8)	(7)	(16)	(14)
Net postretirement health care cost	$8	$4	$71	$21
As a result of the December 27, 2014 remeasurement of our postretirement health care plans, we capitalized an aggregate expense of $36 million from market-based impacts into inventory consistent with our capitalization policy. The entire expense previously capitalized was recognized in cost of sales and is included in actuarial (gains) / losses in the table above for the six months ended June 27, 2015.
As a result of the December 28, 2013 remeasurement, we capitalized an aggregate benefit of $15 million from market-based impacts related to our postretirement health care plans into inventory. The entire benefit previously capitalized was recognized in cost of sales and is included in actuarial (gains) / losses in the table above for the six months ended June 28, 2014.
Other Postemployment Benefit Plans
Components of Net Other Postemployment Cost:
Net other postemployment cost consisted of the following for the three and six months ended June 27, 2015 and June 28, 2014:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Service cost	$1	$—	$2	$1
Interest cost	1	1	1	1
Other	1	4	1	4
Net other postemployment cost	$3	$5	$4	$6

Note 9.  Financial Instruments
See our consolidated financial statements and related notes in our Annual Report on Form 10-K for the year ended December 27, 2014, for additional information on our overall risk management strategies, our use of derivatives, and related accounting policies.
Fair Value of Derivative Instruments:
The fair values and the levels within the fair value hierarchy of derivative instruments recorded on the condensed consolidated balance sheets at June 27, 2015 and December 27, 2014 were (in millions):

	June 27, 2015
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$4	$3	$—	$—	$—	$—	$4	$3
Foreign exchange contracts	—	—	118	1	—	—	118	1
Derivatives not designated as hedging instruments:
Commodity contracts	30	62	—	1	—	—	30	63
Total fair value	$34	$65	$118	$2	$—	$—	$152	$67

	December 27, 2014
	Quoted Prices in Active Markets for Identical Assets (Level 1)		Significant Other Observable Inputs (Level 2)		Significant Unobservable Inputs (Level 3)		Total Fair Value
	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities	Assets	Liabilities

Derivatives designated as hedging instruments:
Commodity contracts	$2	$5	$—	$—	$—	$—	$2	$5
Foreign exchange contracts	—	—	80	—	—	—	80	—
Derivatives not designated as hedging instruments:
Commodity contracts	46	99	—	4	—	—	46	103
Total fair value	$48	$104	$80	$4	$—	$—	$128	$108

The fair values of our asset derivatives are recorded within other current assets and other assets. The fair values of our liability derivatives are recorded within other current liabilities.
Level 1 financial assets and liabilities consist of commodity futures and options contracts and are valued using quoted prices in active markets for identical assets and liabilities.
Level 2 financial assets and liabilities consist of commodity forwards and foreign exchange forwards. Commodity forwards are valued using an income approach based on the observable market commodity index prices less the contract rate multiplied by the notional amount. Foreign exchange forwards are valued using an income approach based on observable market forward rates less the contract rate multiplied by the notional amount. Our calculation of the fair value of financial instruments takes into consideration the risk of nonperformance, including counterparty credit risk.

Derivative Volume:
The notional values of our derivative instruments at June 27, 2015 and December 27, 2014 were:

	Notional Amount
	June 27, 2015	December 27, 2014
	(in millions)
Commodity contracts	$1,145	$1,543
Foreign exchange contracts	1,195	1,074
Cash Flow Hedges:
Cash flow hedge activity, net of income taxes, within accumulated other comprehensive losses included:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Accumulated other comprehensive losses at beginning of period	$(129)	$(106)	$(125)	$(129)
Unrealized gains / (losses):
Commodity contracts	2	4	(5)	25
Foreign exchange contracts	(11)	(17)	32	(5)
	(9)	(13)	27	20
Transfer of realized losses / (gains) to earnings:
Commodity contracts	2	(5)	3	(2)
Foreign exchange contracts	7	9	(36)	(6)
Interest rate contracts	2	2	4	4
	11	6	(29)	(4)
Accumulated other comprehensive losses at end of period	$(127)	$(113)	$(127)	$(113)
The gains on ineffectiveness recognized in pre-tax earnings were:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Commodity contracts	$13	$11	$11	$52
We record the pre-tax gain or loss reclassified from accumulated other comprehensive losses and the gain or loss on ineffectiveness in:

•	cost of sales for commodity contracts;

•	cost of sales for foreign exchange contracts related to forecasted transactions; and

•	interest and other expense, net for foreign exchange contracts related to intercompany loans and interest rate contracts.
Hedge Coverage:
At June 27, 2015, we had hedged forecasted transactions for the following durations:

•	commodity transactions for periods not exceeding the next one year;

•	foreign currency transactions for periods not exceeding the next four years; and

•	interest rate transactions for periods not exceeding the next 27 years.

Economic Hedges:
The gains / (losses) recorded in pre-tax earnings for economic hedges that are not designated as hedging instruments included:

	For the Three Months Ended		For the Six Months Ended		Location of Gains / (Losses) Recognized in Earnings
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Commodity contracts	$25	$9	$(1)	$41	Cost of sales
Foreign exchange contracts	(4)	(2)	(3)	2	Selling, general and administrative expenses
	$21	$7	$(4)	$43
Note 10.  Commitments, Contingencies and Debt
Legal Proceedings:
We are routinely involved in legal proceedings, claims, and governmental inquiries, inspections or investigations (“Legal Matters”) arising in the ordinary course of our business.
On April 1, 2015, the Commodity Futures Trading Commission (“CFTC”) filed a formal complaint against Mondelēz International, Inc. (“Mondelēz International,” formerly known as Kraft Foods Inc.) and us in the U.S. District Court for the Northern District of Illinois, Eastern Division, related to activities involving the trading of December 2011 wheat futures contracts. The complaint alleges that Mondelēz International and we (1) manipulated or attempted to manipulate the wheat markets during the fall of 2011, (2) violated position limit levels for wheat futures, and (3) engaged in non-competitive trades by trading both sides of exchange-for-physical Chicago Board of Trade wheat contracts. As previously disclosed, these activities arose prior to the Spin-Off (the "Spin-Off," on October 1, 2012, Mondelēz International spun-off Kraft Foods Group to Mondelēz International’s shareholders) and involve the business now owned and operated by Mondelēz International or its affiliates. Our Separation and Distribution Agreement with Mondelēz International, dated as of September 27, 2012, governs the allocation of liabilities between Mondelēz International and us and, accordingly, Mondelēz International will predominantly bear the costs of this matter and any monetary penalties or other payments that the CFTC may impose. We do not expect this matter to have a material adverse effect on our financial condition, results of operations, or business.
As we previously disclosed, six lawsuits were filed in connection with the merger against Kraft Foods, members of its Board of Directors, Heinz, Merger Sub I and Merger Sub II. The plaintiffs in these matters alleged, among other things, that (i) the registration statement filed in connection with the merger contained material omissions and misleading statements, and (ii) the members of the Kraft Foods board of directors breached their fiduciary duties in connection with the merger. The plaintiffs sought, among other things, injunctive relief and damages. As disclosed in Kraft Foods’ Form 8-K filed on June 24, 2015, on June 23, 2015, we entered into a memorandum of understanding with the plaintiffs providing for the settlement of all of these lawsuits.
While we cannot predict with certainty the results of Legal Matters in which we are currently involved or may in the future be involved, we do not expect that the ultimate costs to resolve any of the Legal Matters that are currently pending will have a material adverse effect on our financial condition or results of operations.
Third-Party Guarantees:
We have third-party guarantees primarily covering long-term obligations related to leased properties. The carrying amounts of our third-party guarantees were $20 million at June 27, 2015 and $22 million at December 27, 2014. The maximum potential payment under these guarantees was $34 million at June 27, 2015 and $42 million at December 27, 2014. Substantially all of these guarantees expire at various times through 2027.

Debt:
Long-term debt of $1.4 billion matured in June 2015 (our 1.625% Senior Notes and our 7.55% Debentures). We used a combination of cash on hand and borrowings of $150 million from our revolving credit facility to fund these maturities.
The fair value of our long-term debt was determined using Level 1 quoted prices in active markets for the publicly traded debt obligations. At June 27, 2015, the aggregate fair value of our total debt was $9.3 billion as compared with the carrying value of $8.8 billion.

Note 11.  Income Taxes
Our effective tax rate was 31.0% for the three months ended June 27, 2015, favorably impacted by the Domestic Manufacturer’s Deduction and favorable tax rates in foreign jurisdictions, partially offset by the unfavorable impact of state taxes. Our effective rate was also favorably impacted by net discrete items totaling $17 million, primarily from the reversal of uncertain tax positions.
Our effective tax rate was 35.0% for the three months ended June 28, 2014, favorably impacted by the Domestic Manufacturer’s Deduction and favorable tax rates in foreign jurisdictions, partially offset by the unfavorable impact of state taxes. Our effective tax rate was also unfavorably impacted by net discrete items totaling $3 million.
Our effective tax rate was 31.6% for the six months ended June 27, 2015, favorably impacted by the Domestic Manufacturer’s Deduction, favorable tax rates in foreign jurisdictions, and partially offset by the unfavorable impact of state taxes. Our effective tax rate was also favorably impacted by net discrete items totaling $27 million, primarily from the reversal of uncertain tax positions.
Our effective tax rate was 34.9% for the six months ended June 28, 2014, favorably impacted by the Domestic Manufacturer’s Deduction and favorable tax rates in foreign jurisdictions, partially offset by the unfavorable impact of state taxes. Our effective tax rate was also unfavorably impacted by net discrete items totaling $7 million.
Note 12.  Accumulated Other Comprehensive Losses
The components of, and changes in, accumulated other comprehensive losses were as follows (net of tax):

	Foreign Currency Adjustments	Postemployment Benefit Plan Adjustments	Derivative Hedging Adjustments	Total Accumulated Other Comprehensive Losses
	(in millions)
Balance at December 27, 2014	$(518)	$81	$(125)	$(562)
Other comprehensive (losses) / gains before reclassifications	(50)	—	27	(23)
Amounts reclassified from accumulated other comprehensive losses	—	(8)	(29)	(37)
Net current-period other comprehensive losses	(50)	(8)	(2)	(60)
Balance at June 27, 2015	$(568)	$73	$(127)	$(622)

Amounts reclassified from accumulated other comprehensive losses in the three and six months ended June 27, 2015 and June 28, 2014 were as follows:

	Amounts Reclassified from Accumulated Other Comprehensive Losses
	For the Three Months Ended		For the Six Months Ended
Details about Accumulated Other Comprehensive Losses Components	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014	Affected Line Item in the Statement Where Net Income is Presented
	(in millions)
Derivative hedging losses / (gains)
Commodity contracts	$4	$(8)	$6	$(3)	Cost of sales
Foreign exchange contracts	(5)	(2)	(13)	(11)	Cost of sales
Foreign exchange contracts	17	17	(43)	2	Interest and other expense, net
Interest rate contracts	3	3	6	6	Interest and other expense, net
Total before tax	19	10	(44)	(6)	Earnings before income taxes
Tax (expense) / benefit	(8)	(4)	15	2	Provision for income taxes
Total net of tax	$11	$6	$(29)	$(4)	Net earnings

Postemployment benefit plan adjustments
Amortization of prior service credits	$(7)	$(6)	$(13)	$(12)	(1)
Total before tax	(7)	(6)	(13)	(12)	Earnings before income taxes
Tax benefit	3	3	5	5	Provision for income taxes
Total net of tax	$(4)	$(3)	$(8)	$(7)	Net earnings

(1)
These accumulated other comprehensive losses components are included in the computation of net periodic pension and postretirement health care costs. See Note 8, Postemployment Benefit Plans, for additional information.

Note 13.  Earnings Per Share (“EPS”)
We grant shares of restricted stock and RSUs that are considered to be participating securities. Due to the presence of participating securities, we have calculated our EPS using the two-class method.

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions, except per share data)
Basic EPS:
Net earnings	$551	$482	$980	$995
Earnings allocated to participating securities	2	2	3	4
Earnings available to common shareholders - basic	$549	$480	$977	$991
Weighted average shares of common stock outstanding	592	595	590	595
Net earnings per share	$0.93	$0.81	$1.66	$1.67
Diluted EPS:
Net earnings	$551	$482	$980	$995
Earnings allocated to participating securities	2	2	3	4
Earnings available to common shareholders - diluted	$549	$480	$977	$991
Weighted average shares of common stock outstanding	592	595	590	595
Effect of dilutive securities	5	5	6	5
Weighted average shares of common stock outstanding, including dilutive effect	597	600	596	600
Net earnings per share	$0.92	$0.80	$1.64	$1.65
We excluded antidilutive stock options and Performance Shares from our calculation of weighted average shares of common stock outstanding for diluted EPS of 0.2 million for the six months ended June 27, 2015, 2.7 million for the three months and 2.0 million for the six months ended June 28, 2014. There were no antidilutive stock options or Performance Shares for the three months ended June 27, 2015.
Note 14.  Segment Reporting
We manufacture and market food and beverage products, including cheese, meats, refreshment beverages, coffee, packaged dinners, refrigerated meals, snack nuts, dressings, and other grocery products, primarily in the United States and Canada. Beginning in the second quarter of 2015, we revised our segment structure and began to manage and report our operating results through five reportable segments: Cheese, Beverages & Snack Nuts, Refrigerated Meals, Meal Solutions, and International. Our remaining businesses, including our U.S. and Canadian Foodservice businesses, are aggregated and disclosed as “Other Businesses”. In addition, our segment operating measure now excludes the impacts of cost savings initiatives expenses. We began to report on our reorganized segment structure during the second quarter of 2015 and reflected these changes for all historical periods presented. Following the merger described in Note 15, The Merger with Heinz, The Kraft Heinz Company will reevaluate its segment structure in the third quarter of 2015.
Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes the following items for each of the periods presented:

•
Market-based impacts and certain other components of our postemployment benefit plans (which are components of cost of sales and selling, general and administrative expenses) because we centrally manage postemployment benefit plan funding decisions and the determination of discount rates, expected rate of return on plan assets, and other actuarial assumptions.

•
Unrealized gains and losses on hedging activities (which are a component of cost of sales) in order to provide better transparency of our segment operating results. Unrealized gains and losses on hedging activities, which includes unrealized gains and losses on our commodity derivatives not designated as hedging instruments as well as the ineffective portion of unrealized gains and losses on our commodity derivatives designated as hedging instruments, are recorded in Corporate until realized. Once realized, the gains and losses are recorded within the applicable segment operating results.

•
Certain general corporate expenses and merger-related costs (which are a component of selling, general and administrative expenses) and cost savings initiatives expenses (which are components of asset impairment and exit costs, cost of sales, and selling, general and administrative expenses).

Furthermore, we centrally manage interest and other expense, net. Accordingly, we do not present these items by segment because they are excluded from the segment profitability measures that management reviews.
Our segment net revenues and earnings consisted of:

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Net revenues:
Cheese	$925	$952	$1,945	$1,959
Beverages & Snack Nuts	944	1,008	1,879	1,905
Refrigerated Meals	923	916	1,756	1,732
Meal Solutions	781	858	1,529	1,636
International	571	617	1,047	1,125
Other Businesses	371	396	711	752
Net revenues	$4,515	$4,747	$8,867	$9,109

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Earnings before income taxes:
Operating income:
Cheese	$183	$144	$408	$334
Beverages & Snack Nuts	179	158	339	329
Refrigerated Meals	156	121	263	218
Meal Solutions	288	304	548	558
International	117	126	201	212
Other Businesses	39	50	69	89
Market-based impacts to postemployment benefit plans	—	—	(77)	49
Certain other postemployment benefit plan income	39	32	55	43
Unrealized gains / (losses) on hedging activities	20	(19)	22	23
Merger-related costs	(37)	—	(54)	—
Gain on sale of assets	21	—	21	—
General corporate expenses	(26)	(21)	(38)	(42)
Cost savings initiatives expenses	(56)	(21)	(94)	(35)
Operating income	923	874	1,663	1,778
Interest and other expense, net	124	133	231	249
Earnings before income taxes	$799	$741	$1,432	$1,529
Note 15.  The Merger with Heinz
On March 24, 2015, we entered into the merger agreement with Heinz, Merger Sub I and Merger Sub II, pursuant to which, in a series of transactions, we merged with and into a subsidiary of Heinz. On July 2, 2015, the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time (other than deferred shares and restricted shares) were converted into the right to receive one fully paid and nonassessable share of common stock of The Kraft Heinz Company. Prior to the effective time, Kraft Foods’ board of directors declared a special cash dividend equal to $16.50 per share of our common stock issued and outstanding to our shareholders as of a record date immediately prior to the closing. At the closing of the merger, Heinz changed its name to “The Kraft Heinz Company”.
We incurred merger-related costs of $37 million in the three months and $54 million in the six months ended June 27, 2015.
Management's Discussion and Analysis of Financial Condition and Results of Operations.
Consolidated Results of Operations
Summary of Results

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions, except per share data)			(in millions, except per share data)
Net revenues	$4,515	$4,747	(4.9)%	$8,867	$9,109	(2.7)%
Operating income	$923	$874	5.6%	$1,663	$1,778	(6.5)%
Net earnings	$551	$482	14.3%	$980	$995	(1.5)%
Diluted earnings per share	$0.92	$0.80	15.0%	$1.64	$1.65	(0.6)%
Net Revenues

	For the Three Months Ended				For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change		June 27, 2015	June 28, 2014	% Change
	(in millions)				(in millions)
Net revenues	$4,515	$4,747	(4.9)%		$8,867	$9,109	(2.7)%
Impact of foreign currency	67	—	1.4	pp	120	—	1.3	pp
Sales to Mondelēz International	(29)	(40)	0.2	pp	(57)	(73)	0.2	pp
Organic Net Revenues (1)	$4,553	$4,707	(3.3)%		$8,930	$9,036	(1.2)%

(1)	Organic Net Revenues is a non-GAAP financial measure. See the Non-GAAP Financial Measures section.
Three Months Ended June 27, 2015 compared to the Three Months Ended June 28, 2014
Net revenues decreased 4.9%, reflecting lower Organic Net Revenues and the unfavorable impact of foreign currency. Organic Net Revenues declined 3.3%, due to unfavorable volume/mix (2.6 pp) and lower net pricing (0.7 pp). Unfavorable volume/mix included lower shipments due to the timing of Easter shipments (approximately one percentage point) and lower ready-to-drink beverage shipments. Lower net pricing reflected lower dairy costs in our Cheese and Foodservice businesses that were partially offset by the carryover impact of price increases taken in prior quarters.
Six Months Ended June 27, 2015 compared to the Six Months Ended June 28, 2014
Net revenues decreased 2.7%, reflecting both the unfavorable impact of foreign currency and lower Organic Net Revenues. The 1.2% decline in Organic Net Revenues was due primarily to unfavorable volume/mix (1.4 pp) from category declines in a number of center-of-store products.

Operating Income

	For the Three Months Ended			For the Six Months Ended
	Operating Income	Change		Operating Income	Change
	(in millions)	(percentage point)		(in millions)	(percentage point)
Operating Income for the Periods Ended June 28, 2014	$874			$1,778
Change in volume/mix	(107)	(12.0	) pp	(119)	(6.7	) pp
Change in net pricing	(33)	(3.7	) pp	19	1.0	pp
Lower product costs	156	17.5	pp	100	5.7	pp
Lower selling, general and administrative expenses	60	6.6	pp	129	7.4	pp
Higher expenses for cost savings initiatives	(35)	(3.8	) pp	(59)	(3.4	) pp
Merger-related costs	(37)	(4.1	) pp	(54)	(3.0	) pp
Gain on sale of assets	21	2.4	pp	21	1.2	pp
Change in unrealized gains / losses on hedging activities	39	4.5	pp	(1)	(0.1	) pp
Change in market-based impacts to postemployment benefit plans	—	—	pp	(126)	(7.1	) pp
Impact of foreign currency	(14)	(1.6	) pp	(24)	(1.4	) pp
Change in other	(1)	(0.2	) pp	(1)	(0.1	) pp
Operating Income for the Periods Ended June 27, 2015	$923	5.6%		$1,663	(6.5)%
Three Months Ended June 27, 2015 compared to the Three Months Ended June 28, 2014
Growth in operating income was primarily driven by a combination of favorable commodity costs relative to pricing(primarily in our dairy and meat businesses), lower selling, general and administrative expenses from reductions in less effective advertising spending, and lower manufacturing costs driven by net productivity.
The impact of unfavorable volume/mix reflected weakness in our higher-margin center-of-store businesses, the timing of Easter shipments, and lower ready-to-drink beverage shipments.
Cost savings initiatives expenses were $56 million in the second quarter of 2015 compared to $21 million in the second quarter of 2014. For additional information about cost savings initiatives, see Note 5, Cost Savings Initiatives, to the condensed consolidated financial statements.
Unrealized gains / losses on hedging activities, which includes unrealized gains and losses on our commodity derivatives not designated as hedging instruments as well as the ineffective portion of unrealized gains and losses on our commodity derivatives designated as hedging instruments, amounted to gains of $20 million in the second quarter of 2015 compared to losses of $19 million in the second quarter of 2014.
Six Months Ended June 27, 2015 compared to the Six Months Ended June 28, 2014
Operating income declined 6.5% which included the unfavorable impact of the change in market-based impacts to postemployment benefit plans (7.1 pp). Favorable operating results reflected lower selling, general and administrative expenses from reductions in less effective advertising spending, lower manufacturing costs driven by net productivity, and favorable commodity costs relative to pricing.
The impact of unfavorable volume/mix reflected weakness in our higher-margin center-of-store businesses and lower ready-to-drink beverage shipments.
Cost savings initiatives expenses were $94 million in the first six months of 2015 compared to $35 million in the first six months of 2014. For additional information about cost savings initiatives, see Note 5, Cost Savings Initiatives, to the condensed consolidated financial statements.
Unrealized gains / losses on hedging activities amounted to gains of $22 million in the first six months of 2015 compared to gains of $23 million in the first six months of 2014.

The $126 million unfavorable change in market-based impacts to postemployment benefit plans for the first six months of 2015 reflects first quarter 2015 expenses of $77 million compared to a benefit of $49 million in the first quarter of 2014.
Net Earnings and Diluted Earnings per Share
Net earnings increased 14.3% to $551 million in the second quarter of 2015 and decreased 1.5% to $980 million in the first six months of 2015.

	For the Three Months Ended	For the Six Months Ended
Diluted EPS for the Periods Ended June 28, 2014	$0.80	$1.65
Change in results from operations	0.08	0.14
Higher expenses for cost savings initiatives, net of taxes	(0.03)	(0.06)
Merger-related costs	(0.04)	(0.06)
Gain on sale of assets	0.02	0.02
Change in unrealized gains / losses on hedging activities	0.04	—
Change in market-based impacts to postemployment benefit plans, net of taxes	—	(0.10)
Lower interest expense	0.01	0.02
Change in taxes	0.04	0.04
Impact of foreign currency	(0.02)	(0.03)
Change in other	0.02	0.02
Diluted EPS for the Periods Ended June 27, 2015	$0.92	$1.64
Our effective tax rate was 31.0% for the second quarter of 2015 and 35.0% for the second quarter of 2014. Our effective tax rate was 31.6% for the first six months of 2015 and 34.9% for the first six months of 2014. See Note 11, Income Taxes, to the condensed consolidated financial statements for a discussion of tax rates.
Results of Operations by Reportable Segment
Beginning in the second quarter of 2015, we revised our segment structure and began to manage and report our operating results through five reportable segments: Cheese, Beverages & Snack Nuts, Refrigerated Meals, Meal Solutions, and International. Our remaining businesses, including our U.S. and Canadian Foodservice businesses, are aggregated and disclosed as “Other Businesses”. In addition, our segment operating measure now excludes the impacts of cost savings initiatives expenses. We began to report on our reorganized segment structure during the second quarter of 2015 and reflected these changes for all historical periods presented. Following the merger described in Note 15, The Merger with Heinz, The Kraft Heinz Company will reevaluate its segment structure in the third quarter of 2015.

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Net revenues:
Cheese	$925	$952	$1,945	$1,959
Beverages & Snack Nuts	944	1,008	1,879	1,905
Refrigerated Meals	923	916	1,756	1,732
Meal Solutions	781	858	1,529	1,636
International	571	617	1,047	1,125
Other Businesses	371	396	711	752
Net revenues	$4,515	$4,747	$8,867	$9,109

	For the Three Months Ended		For the Six Months Ended
	June 27, 2015	June 28, 2014	June 27, 2015	June 28, 2014
	(in millions)
Operating income:
Cheese	$183	$144	$408	$334
Beverages & Snack Nuts	179	158	339	329
Refrigerated Meals	156	121	263	218
Meal Solutions	288	304	548	558
International	117	126	201	212
Other Businesses	39	50	69	89
Market-based impacts to postemployment benefit plans	—	—	(77)	49
Certain other postemployment benefit plan income	39	32	55	43
Unrealized gains / (losses) on hedging activities	20	(19)	22	23
Merger-related costs	(37)	—	(54)	—
Gain on sale of assets	21	—	21	—
General corporate expenses	(26)	(21)	(38)	(42)
Cost savings initiatives expenses	(56)	(21)	(94)	(35)
Operating income	$923	$874	$1,663	$1,778
Management uses segment operating income to evaluate segment performance and allocate resources. We believe it is appropriate to disclose this measure to help investors analyze segment performance and trends. Segment operating income excludes the following items for each of the periods presented:

•
Market-based impacts and certain other components of our postemployment benefit plans (which are components of cost of sales and selling, general and administrative expenses) because we centrally manage postemployment benefit plan funding decisions and the determination of discount rates, expected rate of return on plan assets, and other actuarial assumptions.

•
Unrealized gains and losses on hedging activities (which are a component of cost of sales) in order to provide better transparency of our segment operating results. Unrealized gains and losses on hedging activities, which includes unrealized gains and losses on our commodity derivatives not designated as hedging instruments as well as the ineffective portion of unrealized gains and losses on our commodity derivatives designated as hedging instruments, are recorded in Corporate until realized. Once realized, the gains and losses are recorded within the applicable segment operating results.

•
Certain general corporate expenses and merger-related costs (which are a component of selling, general and administrative expenses) and cost savings initiatives expenses (which are components of asset impairment and exit costs, cost of sales, and selling, general and administrative expenses).

Cheese

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions)			(in millions)
Net revenues	$925	$952	(2.8)%	$1,945	$1,959	(0.7)%
Organic Net Revenues(1)	915	938	(2.5)%	1,922	1,934	(0.6)%
Segment operating income	183	144	27.1%	408	334	22.2%

(1)	See the Non-GAAP Financial Measures section.

Three Months Ended June 27, 2015 compared to Three Months Ended June 28, 2014
Net revenues decreased 2.8%, which included the impact of lower sales to Mondelēz International (0.3 pp). Organic Net Revenues decreased 2.5% due primarily to lower net pricing (4.8 pp), partially offset by favorable volume/mix (2.3 pp). Lower net pricing in nearly all cheese categories reflected pricing actions related to lower dairy costs. Favorable volume/mix was driven primarily by higher shipments of sandwich cheese, partially offset by the timing of Easter-related shipments.
Segment operating income increased 27.1% from manufacturing cost favorability driven by net productivity and lower commodity costs relative to pricing that were partially offset by increased marketing investments.
Six Months Ended June 27, 2015 compared to Six Months Ended June 28, 2014
Net revenues decreased 0.7% and Organic Net Revenues decreased 0.6%, as lower net pricing (0.9 pp) was partially offset by favorable volume/mix (0.3 pp). Lower net pricing reflected recent price reductions due to lower commodity costs, that more than offset price increases taken in the prior year. Favorable volume/mix was driven by higher shipments of cream cheese, cultured cheese, and snacking cheese, partially offset by lower shipments of natural cheese, specialty cheeses, and recipe cheese.
Segment operating income increased 22.2% as lower commodity costs relative to pricing and lower manufacturing costs driven by net productivity were partially offset by increased marketing investments.
Beverages & Snack Nuts

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions)			(in millions)
Net revenues	$944	$1,008	(6.3)%	$1,879	$1,905	(1.4)%
Organic Net Revenues(1)	944	1,008	(6.3)%	1,879	1,905	(1.4)%
Segment operating income	179	158	13.3%	339	329	3.0%

(1)	See the Non-GAAP Financial Measures section.
Three Months Ended June 27, 2015 compared to Three Months Ended June 28, 2014
Net revenues decreased 6.3% due to unfavorable volume/mix (11.8 pp), partially offset by higher net pricing (5.5 pp). Unfavorable volume/mix reflected lower shipments of ready-to-drink beverages due to the level of promotional activity in the prior year and retail inventory shifts in the current year, volume loss in coffee associated with price increases, and category declines in powdered beverages, partially offset by the recent launch of McCafé coffee. Higher net pricing reflected the carryover impact of price increases taken in previous quarters, primarily in coffee and ready-to-drink items.
Segment operating income increased 13.3%, driven by higher net pricing and reductions in marketing spending, partially offset by unfavorable volume/mix and higher commodity costs.
Six Months Ended June 27, 2015 compared to Six Months Ended June 28, 2014
Net revenues decreased 1.4%, as unfavorable volume/mix (5.0 pp) was partially offset by higher net pricing (3.6 pp). Unfavorable volume/mix reflected lower shipments of ready-to-drink beverages due to the level of promotional activity in the prior year, the volume loss associated with coffee price increases, as well as category declines in powdered beverages, partially offset by the recent launch of McCafé coffee. Higher net pricing was driven by price increases taken in previous quarters in roast and ground coffee and ready-to-drink beverages.
Segment operating income increased 3.0%, driven by reductions in marketing spending and higher net pricing, partially offset by higher commodity costs and unfavorable volume/mix.

Refrigerated Meals

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions)			(in millions)
Net revenues	$923	$916	0.8%	$1,756	$1,732	1.4%
Organic Net Revenues(1)	923	916	0.8%	1,756	1,732	1.4%
Segment operating income	156	121	28.9%	263	218	20.6%

(1)	See the Non-GAAP Financial Measures section.
Three Months Ended June 27, 2015 compared to Three Months Ended June 28, 2014
Net revenues increased 0.8%, driven by favorable volume/mix (2.6 pp), partially offset by lower net pricing (1.8 pp). Favorable volume/mix reflected volume gains from commodity cost-driven price decreases in bacon, despite the timing of Easter-related shipments, and lunch combinations. These gains were partially offset by lower shipments of hot dogs that reflected the impact of price increases taken in previous quarters. Lower net pricing was due to lower commodity-driven pricing in bacon, partially offset by the carryover impact of price increases taken in previous quarters in cold cuts and hot dogs.
Segment operating income increased 28.9%, due primarily to lower commodity costs relative to pricing and lower manufacturing costs driven by net productivity.
Six Months Ended June 27, 2015 compared to Six Months Ended June 28, 2014
Net revenues increased 1.4%, as the business realized both favorable volume/mix (0.9 pp) and higher net pricing (0.5 pp). Favorable volume/mix was driven by increased shipments of bacon, reflecting lower commodity cost-driven pricing, lunch combinations, and new protein snacks, partially offset by the volume loss associated with price increases taken in the prior year in hot dogs and cold cuts. Higher net pricing reflected commodity-driven price increases taken in the prior year in cold cuts and hot dogs, partially offset by lower commodity-driven pricing in bacon.
Segment operating income increased 20.6%, due primarily to lower commodity costs relative to pricing and lower manufacturing costs driven by net productivity, partially offset by unfavorable volume/mix from lower shipments of cold cuts and hot dogs.
Meal Solutions

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions)			(in millions)
Net revenues	$781	$858	(9.0)%	$1,529	$1,636	(6.5)%
Organic Net Revenues(1)	781	858	(9.0)%	1,529	1,636	(6.5)%
Segment operating income	288	304	(5.3)%	548	558	(1.8)%

(1)	See the Non-GAAP Financial Measures section.
Three Months Ended June 27, 2015 compared to Three Months Ended June 28, 2014
Net revenues decreased 9.0% due to unfavorable volume/mix (9.4 pp), partially offset by higher net pricing (0.4 pp). Unfavorable volume/mix primarily reflected continued center-of-store weakness in all categories and the timing of Easter-related shipments of dessert toppings and dry packaged desserts. Higher net pricing was driven by lower promotional activity in dinners and spoonable dressings.
Segment operating income decreased 5.3%, due primarily to unfavorable volume/mix, partially offset by reductions in less effective marketing spending and lower commodity costs.

Six Months Ended June 27, 2015 compared to Six Months Ended June 28, 2014
Net revenues decreased 6.5%, due to unfavorable volume/mix (5.5 pp) and lower net pricing (1.0 pp). Unfavorable volume/mix primarily reflected continued center-of-store weakness in all categories. Lower net pricing was due primarily to increased promotional activity.
Segment operating income decreased 1.8%, due primarily to unfavorable volume/mix and lower net pricing, partially offset by reductions in less effective marketing spending and lower commodity costs.
International

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions)			(in millions)
Net revenues	$571	$617	(7.5)%	$1,047	$1,125	(6.9)%
Organic Net Revenues(1)	612	591	3.6%	1,121	1,077	4.1%
Segment operating income	117	126	(7.1)%	201	212	(5.2)%

(1)	See the Non-GAAP Financial Measures section.
Three Months Ended June 27, 2015 compared to Three Months Ended June 28, 2014
Net revenues decreased 7.5%, which included the unfavorable impacts of foreign currency (9.8 pp) and lower sales to Mondelēz International (1.3 pp). Organic Net Revenues increased 3.6%, from a combination of favorable volume/mix (3.4 pp), driven by geographic expansion in our Exports business, and higher net pricing (0.2 pp).
Segment operating income decreased 7.1%, which included an unfavorable impact of foreign currency (10.3 pp). Favorable volume/mix and reductions in marketing spending were partially offset by higher input costs.
Six Months Ended June 27, 2015 compared to Six Months Ended June 28, 2014
Net revenues decreased 6.9%, which included the unfavorable impacts of foreign currency (9.7 pp) and lower sales to Mondelēz International (1.3 pp). Organic Net Revenues increased 4.1%, driven by a combination of favorable volume/mix (2.5 pp) and higher net pricing (1.6 pp). Favorable volume/mix was driven by geographic expansion in our Exports business and the recent launch of McCafé coffee in Canada, partially offset by lower shipments of other beverage items in Canada. Higher net pricing reflected our February 2015 price increases across the majority of the portfolio in Canada, partially offset by increased promotional activity.
Segment operating income decreased 5.2%, which included an unfavorable impact from foreign currency (10.4 pp). Higher net pricing, reductions in marketing spending, and favorable volume/mix were partially offset by increased input costs.
Other Businesses

	For the Three Months Ended			For the Six Months Ended
	June 27, 2015	June 28, 2014	% Change	June 27, 2015	June 28, 2014	% Change
	(in millions)			(in millions)
Net revenues	$371	$396	(6.3)%	$711	$752	(5.5)%
Organic Net Revenues(1)	378	396	(4.5)%	723	752	(3.9)%
Segment operating income	39	50	(22.0)%	69	89	(22.5)%

(1)	See the Non-GAAP Financial Measures section.
Three Months Ended June 27, 2015 compared to Three Months Ended June 28, 2014
Net revenues decreased 6.3%, including the unfavorable impact of foreign currency (1.8 pp). Organic Net Revenues decreased 4.5%, due to lower net pricing (8.0 pp), partially offset by favorable volume/mix (3.5 pp). Lower net pricing reflected contractually-driven pricing, primarily in dairy and meat items.

Segment operating income decreased 22.0%, due to a short-term disconnect between contractual pricing and commodity costs.
Six Months Ended June 27, 2015 compared to Six Months Ended June 28, 2014
Net revenues decreased 5.5%, including the impact of unfavorable foreign currency (1.6 pp). Organic Net Revenues decreased 3.9%, due to lower net pricing (5.5 pp), partially offset by favorable volume/mix (1.6 pp). Lower net pricing reflected contractually-driven pricing, primarily dairy and meat items.
Segment operating income decreased 22.5%, due to a short-term disconnect between contractual pricing and commodity costs.
Liquidity and Capital Resources
For the six months ended June 27, 2015, cash generated from our operating activities and our $3.0 billion revolving credit facility, which included our commercial paper program, provided sufficient liquidity for us.
Net Cash Provided by Operating Activities:
Operating activities provided net cash of $1,058 million in the six months ended June 27, 2015 and $640 million in the six months ended June 28, 2014. The increase in cash provided by operating activities primarily related to lower inventories.
Net Cash Used in Investing Activities:
Net cash used in investing activities was $234 million in the six months ended June 27, 2015 and $186 million in the six months ended June 28, 2014, comprised mainly of capital expenditures.
Net Cash Used in Financing Activities:
Net cash used in financing activities was $1,695 million in the six months ended June 27, 2015 and $769 million in the six months ended June 28, 2014. The increase in net cash used in financing activities was primarily driven by long-term debt repayments, partially offset by a reduction in repurchases of shares of common stock under our share repurchase program. Net cash used in the first six months of 2015 and 2014 also reflected our dividend payments.
Total Debt:
Our total debt was $8.8 billion at June 27, 2015 and $10.0 billion December 27, 2014. The weighted average remaining term of our long-term debt was 13.6 years at June 27, 2015. Our long-term debt contains customary representations, covenants, and events of default. We were in compliance with all covenants at June 27, 2015. Long-term debt of $1.4 billion matured in June 2015 (our 1.625% Senior Notes and our 7.55% Debentures). We used a combination of cash on hand and borrowings of $150 million from our revolving credit facility to fund these maturities.
In connection with the consummation of the merger, all outstanding obligations in respect of principal, interest, and fees under Kraft Foods’ credit agreement, dated as of May 29, 2014 (the “Credit Agreement”), were repaid and the Credit Agreement was terminated.
Commodity Trends
We purchase and use large quantities of commodities, including dairy products, meat products, coffee beans, nuts, soybean and vegetable oils, sugar and other sweeteners, corn products and wheat to manufacture our products. In addition, we purchase and use significant quantities of resins and cardboard to package our products and natural gas to operate our facilities. We continuously monitor worldwide supply and cost trends of these commodities.
During the six months ended June 27, 2015, our aggregate commodity costs decreased over the prior year period, primarily as a result of lower dairy and meat product costs partially offset by higher costs of coffee beans. Our commodity costs decreased approximately $100 million in the second quarter and approximately $35 million in the first six months of 2015 over the comparable prior year period. We manage commodity cost volatility primarily through pricing and risk management strategies. As a result of these risk management strategies, our commodity cost experience may not immediately correlate with market price trends.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations
We have no material off-balance sheet arrangements other than the guarantees and contractual obligations that are discussed below.
As discussed in Note 10, Commitments, Contingencies and Debt, to the condensed consolidated financial statements, we have third-party guarantees primarily covering long-term obligations related to leased properties. The carrying amounts of our third-party guarantees were $20 million at June 27, 2015 and $22 million at December 27, 2014. The maximum potential payment under these guarantees was $34 million at June 27, 2015 and $42 million at December 27, 2014. Substantially all of these guarantees expire at various times through 2027.
In addition, we were contingently liable for guarantees related to our own performance totaling $84 million at June 27, 2015 and $87 million at December 27, 2014. These primarily include letters of credit related to dairy commodity purchases and other letters of credit.
Guarantees have not had, and we do not expect them to have, a material effect on our liquidity.
Aggregate Contractual Obligations:
For a description of our contractual obligations, see our Annual Report on Form 10-K for the year ended December 27, 2014 under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Off-Balance Sheet Arrangements and Aggregate Contractual Obligations." There have been no material changes in our contractual obligations since December 27, 2014.
Equity and Dividends
On December 17, 2013, our Board of Directors authorized a $3.0 billion share repurchase program with no expiration date. Under the share repurchase program, we are authorized to repurchase shares of our common stock in the open market or in privately negotiated transactions. The timing and amount of share repurchases are subject to management's evaluation of market conditions, applicable legal requirements, and other factors. We are not obligated to repurchase any shares of our common stock and may suspend the program at our discretion. We suspended purchases under the program on March 24, 2015 pursuant to terms of the merger agreement. In the three months ended June 27, 2015, we did not repurchase any shares under this program. As of June 27, 2015, we had repurchased approximately 13.1 million shares in the aggregate for approximately $747 million under this program since its inception.
See Note 7, Stock Plans, to the condensed consolidated financial statements for a discussion of our share-based equity programs.
Dividends:
We paid dividends of $651 million in the first six months of 2015 and $628 million in the first six months of 2014. On June 22, 2015, our Board of Directors declared a cash dividend of $0.55 per share of common stock provided that the company’s merger with Heinz did not close on or before July 27, 2015. In connection with this dividend, we recorded $327 million of dividends payable as of June 27, 2015. As the merger closed on July 2, 2015, this dividend will not be paid by Kraft Foods. On July 2, 2015, The Kraft Heinz Company announced that it would pay a cash dividend of $0.55 per share on July 31, 2015 to all stockholders of record at the close of business on July 27, 2015.
Significant Accounting Estimates
We prepare our condensed consolidated financial statements in conformity with U.S. GAAP. The preparation of these financial statements requires the use of estimates, judgments, and assumptions. Our significant accounting policies are described in Note 1 to our consolidated financial statements for the year ended December 27, 2014 in our Annual Report on Form 10-K. Our significant accounting estimates are described in our Management's Discussion and Analysis of Financial Condition and Results of Operations for the year ended December 27, 2014 in our Annual Report on Form 10-K. There were no changes to our accounting policies in the current period that had a material impact on our financial statements.
New Accounting Pronouncements
See Note 1, Background and Basis of Presentation, to the condensed consolidated financial statements for a discussion of new accounting pronouncements.

Contingencies
See Note 10, Commitments, Contingencies and Debt, to the condensed consolidated financial statements for a discussion of contingencies.
Non-GAAP Financial Measures
To supplement our financial statements presented in accordance with U.S. GAAP, we present Organic Net Revenues, which is considered a non-GAAP financial measure. We define Organic Net Revenues as net revenues excluding the impact of transactions with Mondelēz International, acquisitions, divestitures (including the termination of a full line of business due to the loss of a licensing or distribution arrangement, and the complete exit of business out of a foreign country), currency and the 53rd week of shipments when it occurs. We calculate the impact of currency on net revenues by holding exchange rates constant at the previous year's exchange rate. We believe that presenting Organic Net Revenues is useful because it (1) provides both management and investors meaningful supplemental information regarding financial performance by excluding certain items, (2) permits investors to view our performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate our historical performance, and (3) otherwise provides supplemental information that may be useful to investors in evaluating us.
We believe that the presentation of Organic Net Revenues, when considered together with the corresponding U.S. GAAP financial measure and the reconciliation to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our results prepared in accordance with U.S. GAAP. In addition, the non-GAAP measures we use may differ from non-GAAP measures used by other companies, and other companies may not define the non-GAAP measures we use in the same way. A reconciliation of Organic Net Revenues to net revenues is set forth below.

	Net Revenues	Impact of Currency	Sales to Mondelēz International	Organic Net Revenues
	(in millions)
Three Months Ended June 27, 2015
Cheese	$925	$—	$(10)	$915
Beverages & Snack Nuts	944	—	—	944
Refrigerated Meals	923	—	—	923
Meal Solutions	781	—	—	781
International	571	60	(19)	612
Other Businesses	371	7	—	378
Total	$4,515	$67	$(29)	$4,553
Three Months Ended June 28, 2014
Cheese	$952	$—	$(14)	$938
Beverages & Snack Nuts	1,008	—	—	1,008
Refrigerated Meals	916	—	—	916
Meal Solutions	858	—	—	858
International	617	—	(26)	591
Other Businesses	396	—	—	396
Total	$4,747	$—	$(40)	$4,707

	Net Revenues	Impact of Currency	Sales to Mondelēz International	Organic Net Revenues
	(in millions)
Six Months Ended June 27, 2015
Cheese	$1,945	$—	$(23)	$1,922
Beverages & Snack Nuts	1,879	—	—	1,879
Refrigerated Meals	1,756	—	—	1,756
Meal Solutions	1,529	—	—	1,529
International	1,047	108	(34)	1,121
Other Businesses	711	12	—	723
Total	$8,867	$120	$(57)	$8,930
Six Months Ended June 28, 2014
Cheese	$1,959	$—	$(25)	$1,934
Beverages & Snack Nuts	1,905	—	—	1,905
Refrigerated Meals	1,732	—	—	1,732
Meal Solutions	1,636	—	—	1,636
International	1,125	—	(48)	1,077
Other Businesses	752	—	—	752
Total	$9,109	$—	$(73)	$9,036

Forward-looking Statements
This report contains a number of forward-looking statements. Words such as “anticipate,” “estimate,” “expect,” “plan,” “propose,” “believe,” “may,” “will,” and variations of such words and similar expressions are intended to identify our forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Examples of forward-looking statements include, but are not limited to, statements, beliefs, and expectations regarding our business, customers, consumers, dividends, projected market performance of our common stock related to performance share awards, new accounting pronouncements and accounting changes, commodity costs, cost savings initiatives, hedging activities, legal matters, goodwill and other intangible assets, price volatility and cost environment, liquidity, funding sources, postemployment benefit plans, including expected contributions, obligations, rates of return and costs, capital expenditures and funding, debt, off-balance sheet arrangements and contractual obligations, general views about future operating results, our risk management program, the merger and any activities we may undertake in connection with the merger, and other events or developments that we expect or anticipate will occur in the future.
These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, many of which are beyond our control. Important factors that affect our business and operations and that may cause actual results to differ materially from those in forward-looking statements include, but are not limited to, increased competition; our ability to maintain, extend and expand our reputation and brand image; our ability to differentiate our products from other brands; increasing consolidation of retail customers; changes in relationships with our significant customers and suppliers; our ability to predict, identify and interpret changes in consumer preferences and demand; our ability to drive revenue growth in our key product categories, increase our market share, or add products; an impairment of goodwill or other indefinite-lived intangible assets; volatility in commodity, energy and other input costs; changes in our management team or other key personnel; our geographic focus in North America; changes in regulations; legal claims or other regulatory enforcement actions; product recalls or product liability claims; unanticipated business disruptions; our ability to complete or realize the benefits from potential acquisitions, alliances, divestitures or joint ventures, including the merger; our indebtedness and our ability to pay our indebtedness; disruptions in our information technology networks and systems; our inability to protect our intellectual property rights; weak economic conditions; tax law changes; volatility of market-based impacts to postemployment benefit plans; pricing actions; and other factors. For additional information on these and other factors that could affect our forward-looking statements, see our risk factors, as they may be amended from time to time, set forth in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 27, 2014 and in our Quarterly Report on Form 10-Q for the quarterly period ended March 28, 2015 under Part II, Item 1A. Risk Factors. We disclaim and do not undertake any obligation to update or revise any forward-looking statement in this report, except as required by applicable law or regulation.